EXHIBIT 11
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                             STATEMENT REGARDING THE COMPUTATION OF PER SHARE EARNINGS
                                   (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                   Year Ended March 31,

                                                        1996                1995     (1)      1994      (1)


PRIMARY:

Primary Earnings                                     $  23,819           $ 15,773          $ 11,005


Average Shares Outstanding                              24,163             21,640            21,356

Net Effect of Dilutive Stock Options--Based on the
Treasury Stock Method using Average Stock Market
Price                                                    1,693                734               254



Total Shares for Primary Earnings                       25,856             22,374            21,610



Primary Earnings Per Share                               $ .92              $ .70             $ .51




FULLY DILUTED:

Primary Earnings                                      $ 23,819           $ 15,773          $ 11,005

Interest and Related Expenses on 6 3/4% Debentures
Eliminated, Net of Tax                                     168              1,116             1,116


Fully Diluted Earnings                                $ 23,987           $ 16,889          $ 12,121


Average Shares Outstanding                              24,163             21,640            21,356

Net Effect of Dilutive Stock Options--Based on the
Treasury Stock Method using the Higher of Ending
and Average Stock Market Prices                          1,885              1,386               328

Additional Shares Issued in Assumed Conversion of
6 3/4% Debentures at $8.25 Per Share, Converted
during 1996                                                556              2,932             2,932


Total Shares for Fully Diluted Earnings                 26,604             25,958            24,616


Fully Diluted Earnings Per Share                      $    .90           $    .65          $    .49
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(1)      In  September  1995 the Board of  Director  s  approved a 2 for 1 stock split in the form of a stock  dividend.  All prior  year  share and per
         share  amounts  have  been   retroactively   restated  to  reflect  the
         additional shares outstanding.
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